Exhibit 99.1

News

August 1, 2007	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

TULSA, Okla. – Aug. 1, 2007 – ONEOK, Inc. (NYSE: OKE) announced today second-quarter 2007 net income of $35.2 million, or 31 cents per diluted share, compared with $77.8 million, or 65 cents per diluted share, in the same period last year.

Net income for the six-month period ending June 30, 2007, was $188.1 million, or $1.67 per diluted share, compared with $207.3 million, or $1.80 per diluted share, in the same period last year.

Both the second quarter and year-to-date 2006 results include ONEOK’s share of its ONEOK Partners’ gain on the sale of a 20 percent interest in Northern Border Pipeline Company, which had an after-tax impact of $32.3 million, or 27 cents per share, in the second quarter 2006 and 28 cents per share in the six-month 2006 period.

The company also reaffirmed its previous 2007 earnings guidance, but narrowed the range to $2.50 to $2.70 per diluted share, reflecting anticipated stronger performance in the ONEOK Partners and distribution segments, and the recently completed share repurchase. Additional information is available on Exhibit A. The average number of shares outstanding for 2007 is estimated to be approximately 109 million. ONEOK’s previous 2007 earnings guidance was estimated to be in the range of $2.35 to $2.75 per diluted share.

“We continue to benefit from our ownership in ONEOK Partners,” said John W. Gibson, ONEOK chief executive officer. “The partnership’s assets are performing well, and we continue to see increased NGL volumes and favorable market conditions in the natural gas liquids businesses.

“Our distribution segment also turned in a strong performance in the quarter as a result of the implementation of new rates in Kansas and Texas at the first of the year,” Gibson added. “Our energy services segment reported lower results in the quarter, reflecting reduced natural gas price volatility.”

Operating income for the second quarter 2007 decreased to $135.7 million, compared with $154.5 million for the second quarter 2006, which excludes the gains on the sale of assets in

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

2006. The decrease is primarily due to the energy services segment’s lower storage and marketing margins caused by reduced natural gas price volatility. This decrease was partially offset by the implementation of new rate schedules in Kansas and Texas in ONEOK’s distribution segment.

Year-to-date 2007 operating income increased to $464.0 million, compared with $423.6 million for the same period last year, excluding the 2006 gains on the sale of assets. The increase was primarily due to the implementation of new rate schedules in Kansas and Texas in the distribution segment and increased volumes and product price spreads in ONEOK Partners’ natural gas liquids businesses. These increases were partially offset by ONEOK’s energy services segment, which experienced lower transportation and financial trading margins, partially offset by higher seasonal spreads in the storage business.

Equity earnings from investments increased slightly to $18.8 million in the second quarter 2007, compared with $18.3 million in the same period in 2006. For the six-month period, equity earnings from investments decreased $7.1 million, primarily due to a decrease in ONEOK Partners’ share of Northern Border Pipeline’s earnings, as a result of its sale of a 20 percent interest in the pipeline in the second quarter of 2006.

Depreciation and amortization expense decreased for the three- and six-month periods ended June 30, 2007, primarily due to a goodwill and asset impairment charge of $11.8 million recorded in the second quarter of 2006, related to Black Mesa Pipeline, Inc.

Results for 2006 are reported as if the April 2006 transaction in which ONEOK Partners purchased assets from ONEOK had occurred on Jan. 1, 2006.

SECOND-QUARTER 2007 HIGHLIGHTS INCLUDE:

•

Operating income of $135.7 million, compared with $269.6 million in the second quarter last year; second-quarter 2006 results include ONEOK’s share of the partnership’s gain on the sale of a 20 percent interest in Northern Border Pipeline Company, which had a pre-tax impact of $113.9 million;

•

ONEOK Partners segment operating income of $107.6 million, compared with $212.8 million in the second quarter 2006, which included a $113.9 million gain on the sale of a 20 percent interest in Northern Border Pipeline Company;

•	Distribution segment operating income of $11.8 million, compared with $0.9 million in the second quarter 2006;
•	Energy services segment operating income of $10.2 million, compared with $53.5 million in the second quarter 2006;
•	Operating costs of $174.8 million versus $176.6 million in the second quarter 2006;
•

Distributions declared from the company’s general partner interest in ONEOK Partners of $14.1 million in the second quarter 2007; distributions declared from the company’s limited partner interest in ONEOK Partners of $37.0 million in the second quarter 2007;

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

•	ONEOK, on a stand-alone basis, having no short-term debt at June 30, 2007, $246.6 million of cash and cash equivalents and $598.1 million of gas in storage;
•	ONEOK stand-alone total debt of 52 percent of capitalization; consolidated total debt of 69 percent of total capitalization;
•

ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $303.4 million, which exceeded capital expenditures and dividends of $150.0 million by $153.4 million; consolidated cash flow from continuing operations, before changes in working capital, of $460.9 million, which exceeded capital expenditures, dividends and minority interest distributions of $442.9 million by $18.0 million;

•	Repurchasing 7.5 million shares of outstanding common stock under an accelerated share repurchase program;
•	Increasing the quarterly dividend to 36 cents, payable on Aug. 14, 2007;
•

ONEOK Partners’ agreement to acquire an interstate natural gas liquids and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. for approximately $300 million, which is expected to close in the third quarter 2007;

•	The election of Julie H. Edwards and Jim W. Mogg to the ONEOK board of directors.

SECOND-QUARTER AND YEAR-TO-DATE 2007 BUSINESS-UNIT RESULTS

ONEOK Partners

Operating income for the second quarter 2007 was $107.6 million, compared with $212.8 million in the same period 2006, which included the $113.9 million gain on the sale of a 20 percent interest in Northern Border Pipeline.

Second-quarter 2007 results reflect increased margins in the natural gas liquids segment as a result of higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., higher isomerization price spreads and increased NGL volumes gathered and fractionated resulting from new supply connections. These results were partially offset by lower processed volumes in the gathering and processing segment due to anticipated contract terminations, and lower demand revenues in the interstate natural gas pipelines segment. Second-quarter 2007 operating costs were $80.4 million, compared with $73.8 million in the second quarter 2006, primarily due to increased employee-related costs.

Equity earnings from investments were $18.8 million in the second quarter 2007, compared with $18.3 million in the second quarter 2006.

For the six months, operating income was $211.9 million, compared with $313.0 million in the same period a year earlier, which included the $113.9 million gain on the sale of a 20 percent interest in Northern Border Pipeline.

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

Six-month 2007 results reflect increased margins in the natural gas liquids businesses as a result of higher product price spreads between Mont Belvieu, Texas, and Conway, Kan., higher isomerization price spreads and increased NGL volumes resulting from new supply connections. These results were partially offset by lower processed volumes in the gathering and processing segment due to anticipated contract terminations. Six-month 2007 operating costs were $155.9 million, compared with $149.1 million in the same period a year earlier, due to higher employee-related costs.

Equity earnings from investments for the six months 2007 were $42.8 million, compared with $50.0 million in the same period a year earlier. The decrease is primarily due to the sale of a 20 percent interest in Northern Border Pipeline.

Distribution

The distribution segment reported operating income of $11.8 million in the second quarter 2007, compared with operating income of $0.9 million in the second quarter 2006.

The second-quarter 2007 operating income increase is the result of implementation of new rate schedules, which included $9.8 million in Kansas and $1.1 million in Texas. Operating costs were $91.6 million, relatively unchanged from the second quarter 2006.

Operating income for the first half of 2007 was $115.0 million, compared with $77.7 million in the same period last year. The increase is the result of new rate schedules, which included $28.8 million in Kansas and $3.3 million in Texas, and an increase of $10.7 million from higher customer sales volumes as a result of a return to more normal weather patterns in the distribution segment’s entire service territory. Operating costs increased $5.3 million for the first half of 2007, compared with the same period in 2006, as a result of higher employee-related costs, bad debt expense and property taxes.

Residential and commercial volumes increased for the three- and six-month periods of 2007 due to more normal weather patterns when compared with the unseasonably warm winter weather in 2006.

Energy Services

The energy services segment reported second-quarter 2007 operating income of $10.2 million, compared with operating income of $53.5 million in the same period in 2006. The decline was due primarily to a decrease of $44.0 million in marketing and storage margins, resulting from lower natural gas price volatility, and higher storage fees on renewals and new capacity, partially offset by an increase of $6.5 million in transportation margins associated with higher realized regional spreads. Financial trading margins decreased $6.6 million. Operating costs for the quarter were $8.4 million, compared with $10.3 million in the same period a year earlier, primarily due to lower employee-related costs.

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

Six-month operating income was $130.3 million, compared with $146.7 million for the same period last year, primarily due to changes in the natural gas market as lower natural gas price volatility reduced financial trading opportunities. Six-month operating costs were $19.1 million, relatively unchanged from the same period a year earlier.

Natural gas in storage at June 30, 2007, was 64.4 Bcf, compared with 73.3 Bcf at June 30, 2006. At July 31, 2007, total natural gas in storage was approximately 72.3 Bcf. Total natural gas storage capacity under lease was 96 Bcf in the second quarter 2007, compared with 86 Bcf in the same period 2006. Storage and transportation costs were higher in the 2007 second-quarter and six-month period, compared with 2006, primarily because of increased storage fees and more capacity under lease.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Thousands of dollars)
Marketing and storage, gross	$59,172	$95,637	$236,279	$230,705
Less: Storage and transportation costs	(45,306)	(44,282)	(98,019)	(93,541)

Marketing and storage, net	13,866	51,355	138,260	137,164
Retail marketing	3,179	4,310	6,173	9,759
Financial trading	2,013	8,662	6,029	20,558

Net margin	$19,058	$64,327	$150,462	$167,481

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Thursday, Aug. 2, 2007, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-814-1933, pass code 1109720, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1109720.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Quarterly Report on Form 10-Q identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•	the effects of weather and other natural phenomena on our operations, including energy sales and prices and demand for pipeline capacity;
•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;
•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected regulatory clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gas gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact of the outcome of pending and future litigation;
•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas;
-	competitive conditions in the overall natural gas and electricity markets;
-	availability of supplies of Canadian and U.S. natural gas;
-	availability of additional storage capacity;
-	weather conditions; and
-	competitive developments by Canadian and U.S. natural gas transmission peers;
•	performance of contractual obligations by our customers and shippers;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances;
•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, our ability to promptly obtain all necessary materials and supplies required for construction and our ability to construct pipelines without labor or contractor problems;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing and transportation facilities;
•	our ability to control construction costs and completion schedules of our pipeline projects and other projects;
•	the composition and quality of the natural gas we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting NGLs;
•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	the impact of potential impairment charges;
•	our ability to control operating costs;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers’ or shippers’ facilities; and
•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on form 10-Q for the period ended June 30, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2007	2006	2007	2006
Revenues	(Thousands of dollars, except per share amounts)

Operating revenues, excluding energy trading revenues	$2,873,068	$2,427,794	$6,670,726	$6,176,065
Energy trading revenues, net	(1,764)	4,112	(416)	11,482

Total Revenues	2,871,304	2,431,906	6,670,310	6,187,547

Cost of sales and fuel	2,504,795	2,033,692	5,739,174	5,288,048

Net Margin	366,509	398,214	931,136	899,499

Operating Expenses
Operations and maintenance	156,826	156,737	315,246	314,243
Depreciation, depletion and amortization	55,644	67,095	112,094	123,420

General taxes	17,925	19,900	41,584	38,283

Total Operating Expenses	230,395	243,732	468,924	475,946

Gain (Loss) on Sale of Assets	(369)	115,087	1,834	116,392

Operating Income	135,745	269,569	464,046	539,945

Equity earnings from investments	18,758	18,321	42,813	49,962
Other income	12,342	7,821	18,683	12,301
Other expense	914	5,958	1,559	11,218

Interest expense	62,816	59,603	124,828	115,188

Income before Minority Interests and Income Taxes	103,115	230,150	399,155	475,802

Minority interests in income of consolidated subsidiaries	44,702	100,567	90,015	136,339

Income taxes	23,210	51,638	121,057	131,779

Income from Continuing Operations	35,203	77,945	188,083	207,684

Discontinued operations, net of taxes

Income (loss) from operations of discontinued components, net of tax	—	(150)	—	(397)

Net Income	$35,203	$77,795	$188,083	$207,287

Earnings Per Share of Common Stock

Net earnings per share, basic	$0.32	$0.66	$1.70	$1.85
Net earnings per share, diluted	$0.31	$0.65	$1.67	$1.80

Average Shares of Common Stock (Thousands)
Basic	110,879	117,423	110,874	112,283
Diluted	112,986	119,026	112,858	114,891

Dividends Declared Per Share of Common Stock	$0.34	$0.30	$0.68	$0.58

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2007	2006
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$303,288	$68,268
Short-term investments	26,037	31,125
Trade accounts and notes receivable, net	1,028,968	1,348,490
Gas and natural gas liquids in storage	787,650	925,194
Commodity exchanges and imbalances	22,301	53,433
Energy marketing and risk management assets	169,330	401,670
Other current assets	253,595	296,781

Total Current Assets	2,591,169	3,124,961

Property, Plant and Equipment
Property, plant and equipment	6,990,392	6,724,759
Accumulated depreciation, depletion and amortization	1,946,041	1,879,838

Net Property, Plant and Equipment	5,044,351	4,844,921

Deferred Charges and Other Assets
Goodwill and intangible assets	1,047,606	1,051,440
Energy marketing and risk management assets	35,550	91,133
Investments in unconsolidated affiliates	741,851	748,879
Other assets	528,003	529,748

Total Deferred Charges and Other Assets	2,353,010	2,421,200

Total Assets	$9,988,530	$10,391,082

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2007	December 31, 2006
Liabilities and Shareholders’ Equity	(Thousands of dollars)

Current Liabilities
Current maturities of long-term debt	$420,470	$18,159
Notes payable	105,000	6,000
Accounts payable	1,088,612	1,076,954
Commodity exchanges and imbalances	165,912	176,451
Energy marketing and risk management liabilities	253,623	306,658
Other	266,275	366,316

Total Current Liabilities	2,299,892	1,950,538

Long-term Debt, excluding current maturities	3,608,840	4,030,855

Deferred Credits and Other Liabilities
Deferred income taxes	772,821	707,444
Energy marketing and risk management liabilities	78,028	137,312
Other deferred credits	571,110	548,330

Total Deferred Credits and Other Liabilities	1,421,959	1,393,086

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	796,254	800,645

Shareholders’ Equity
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 120,999,567 shares and outstanding 103,842,104 shares at June 30, 2007; issued 120,333,908 shares and outstanding 110,678,499 shares at December 31, 2006	1,210	1,203
Paid in capital	1,278,866	1,258,717
Accumulated other comprehensive income (loss)	(57,709)	39,532
Retained earnings	1,369,398	1,256,759
Treasury stock, at cost: 17,157,463 shares at June 30, 2007 and 9,655,409 shares at December 31, 2006	(730,180)	(340,253)

Total Shareholders’ Equity	1,861,585	2,215,958

Total Liabilities and Shareholders’ Equity	$9,988,530	$10,391,082

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(Unaudited)	2007	2006
Operating Activities	(Thousands of dollars)
Net income	$188,083	$207,287
Depreciation, depletion and amortization	112,094	123,420
Gain on sale of assets	(1,834)	(116,392)
Minority interests in income of consolidated subsidiaries	90,015	136,339
Distributions received from unconsolidated affiliates	57,066	69,819
Income from equity investments	(42,813)	(49,962)
Deferred income taxes	34,731	9,982
Stock-based compensation expense	15,282	8,495
Allowance for doubtful accounts	8,301	6,575
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	311,221	1,270,248
Inventories	135,638	2,141
Unrecovered purchased gas costs	42,197	(51,135)
Commodity exchanges and imbalances, net	15,026	29,561
Deposits	41,964	(5,652)
Regulatory assets	(2,560)	12,427
Accounts payable and accrued liabilities	10,597	(841,045)
Energy marketing and risk management assets and liabilities	9,854	(135,401)
Other assets and liabilities	(61,474)	108,371

Cash Provided by Operating Activities	963,388	785,078

Investing Activities
Changes in investments in unconsolidated affiliates	(7,653)	(6,077)
Acquisitions	—	(128,485)
Capital expenditures	(277,011)	(132,593)
Changes in short-term investments	5,088	(496,526)
Proceeds from sale of assets	3,763	298,802
Increase in cash and cash equivalents attributable to previously unconsolidated subsidiaries	—	1,334
Decrease in cash and cash equivalents attributable to previously consolidated subsidiaries	—	(22,039)
Other investing activities	—	(2,376)

Cash Used in Investing Activities	(275,813)	(487,960)

Financing Activities
Borrowing (repayment) of notes payable, net	—	(641,500)
Short-term financing payments	(301,000)	(1,175,000)
Short-term financing borrowings	400,000	1,432,500
Payment of debt	(3,887)	(31,955)
Equity unit conversion	—	402,448
Repurchase of common stock	(390,152)	(2,276)
Issuance of common stock	8,419	5,637
Dividends paid	(75,444)	(62,564)
Distributions to minority interests	(90,491)	(78,594)
Other financing activities	—	(47,996)

Cash Used in Financing Activities	(452,555)	(199,300)

Change in Cash and Cash Equivalents	235,020	97,818
Cash and Cash Equivalents at Beginning of Period	68,268	7,915
Effect of Accounting Change on Cash and Cash Equivalents	—	43,090

Cash and Cash Equivalents at End of Period	$303,288	$148,823

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2007	2006	2007	2006
	(Millions of dollars, except per unit amounts)
ONEOK Partners
Net margin	$216.4	$211.8	$421.5	$413.5
Operating costs	$80.4	$73.8	$155.9	$149.1
Depreciation, depletion and amortization	$28.0	$39.3	$55.5	$66.8
Operating income	$107.6	$212.8	$211.9	$313.0
Total gas gathered (BBtu/d)	1,188	1,142	1,178	1,149
Total gas processed (BBtu/d)	619	993	614	958
Natural gas liquids gathered (MBbl/d)	224	213	217	203
Natural gas liquids sales (MBbl/d)	221	199	221	203
Natural gas liquids fractionated (MBbl/d)	349	333	334	309
Natural gas liquids transported (MBbl/d)	227	208	216	201
Natural gas transported (MMcf/d)	2,022	2,090	2,309	2,306
Natural gas sales (BBtu/d)	273	289	273	300
Capital expenditures	$129.6	$35.8	$202.4	$53.6
Conway-to-Mont Belvieu OPIS average spread Ethane/Propane mixture ($/gallon)	$0.05	$0.03	$0.05	$0.03
Realized composite NGL sales prices ($/gallon)	$0.99	$0.96	$0.91	$0.91
Realized condensate sales price ($/Bbl)	$59.79	$59.83	$58.06	$58.65
Realized natural gas sales price ($/MMBtu)	$6.83	$5.81	$6.71	$6.88
Realized gross processing spread ($/MMBtu)	$4.55	$6.11	$4.08	$4.70

Distribution
Net margin	$130.4	$119.6	$357.6	$315.1
Operating costs	$91.6	$91.5	$187.3	$182.0
Depreciation, depletion and amortization	$27.0	$27.2	$55.2	$55.3
Operating income	$11.8	$0.9	$115.0	$77.7
Customers per employee	733	709	739	710
Capital expenditures	$42.5	$41.0	$67.7	$77.7
Natural gas volumes (MMcf)
Gas Sales	24,488	28,825	103,261	102,962
Transportation	43,123	46,553	100,732	103,512
Natural gas margins
Gas Sales	$104.5	$96.1	$298.0	$258.9
Transportation	$17.0	$15.9	$41.7	$38.3

Energy Services
Net margin	$19.1	$64.3	$150.5	$167.5
Operating costs	$8.4	$10.3	$19.1	$19.6
Depreciation, depletion and amortization	$0.5	$0.5	$1.1	$1.1
Operating income	$10.2	$53.5	$130.3	$146.7
Natural gas marketed (Bcf)	258	254	595	564
Natural gas gross margin ($/Mcf)	$0.07	$0.25	$0.22	$0.26
Physically settled volumes (Bcf)	550	536	1,189	1,138

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

Consolidating Income Statement

	Three Months Ended June 30, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$108	$—	$108
Distribution	12	—	—	12
Energy Services	10	—	—	10
Other	6	—	—	6

Operating Income	28	108	—	136
Equity in earnings of ONEOK Partners	50	—	(50)	—
Other income (expense)	7	23	—	30
Interest expense	(29)	(34)	—	(63)
Minority interest	—	—	(45)	(45)
Income taxes	(21)	(2)	—	(23)

Net Income	$35	$95	$(95)	$35

	Six Months Ended June 30, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$212	$—	$212
Distribution	115	—	—	115
Energy Services	130	—	—	130
Other	7	—	—	7

Operating Income	252	212	—	464
Equity in earnings of ONEOK Partners	100	—	(100)	—
Other income (expense)	11	49	—	60
Interest expense	(59)	(66)	—	(125)
Minority interest	—	—	(90)	(90)
Income taxes	(116)	(5)	—	(121)

Net Income	$188	$190	$(190)	$188

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

Consolidating Income Statement

	Three Months Ended June 30, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$213	$—	$213
Distribution	1	—	—	1
Energy Services	54	—	—	54
Other	2	—	—	2

Operating Income	57	213	—	270

Equity in earnings of ONEOK Partners	96	—	(96)	—
Other income (expense)	4	16	—	20
Interest expense	(28)	(31)	—	(59)
Minority interest	—	(1)	(100)	(101)
Income taxes	(51)	(1)	—	(52)

Net Income	$78	$196	$(196)	$78

	Six Months Ended June 30, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$313	$—	$313
Distribution	78	—	—	78
Energy Services	147	—	—	147
Other	2	—	—	2

Operating Income	227	313	—	540

Equity in earnings of ONEOK Partners	133	—	(133)	—
Other income (expense)	2	48	—	50
Interest expense	(48)	(67)	—	(115)
Minority interest	—	(2)	(134)	(136)
Income taxes	(107)	(25)	—	(132)

Net Income	$207	$267	$(267)	$207

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Six Months Ended
(Unaudited)	June 30, 2007
(Millions of dollars)
Net income	$188.1
Depreciation, depletion and amortization	56.5
Distributions received from unconsolidated affiliates	101.0
Income from equity investments, net	(100.4)
Deferred income taxes	34.7
Stock based compensation expense	15.2
Allowance for doubtful accounts	8.3

Cash flow, before changes in working capital (a)	$303.4

(a)	ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.

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ONEOK Announces Second-quarter 2007 Earnings;

Reaffirms 2007 Guidance

August 1, 2007

ONEOK, Inc. and Subsidiaries	Exhibit A

EARNINGS GUIDANCE*

	Previous 2007 Guidance	Updated 2007 Guidance	Change
	(Millions of dollars, except per unit amounts)
Operating Income
ONEOK Partners	$387	$404	$17
Distribution	161	166	5
Energy Services	205	205	—
Other	6	4	(2)

Operating Income	759	779	20
Other income (expense)	121	117	(4)
Interest expense, net	(266)	(260)	6
Minority interest	(149)	(172)	(23)
Income taxes	(178)	(181)	(3)

Net Income	$287	$283	$(4)

Net Earnings Per Share, diluted	$2.55	$2.60	$0.05

Average Shares of Common Stock, diluted	112.5	109.0	(3.5)

Capital Expenditures
ONEOK Partners	824	814	(10)
Distribution	162	162	—
Other	12	12	—

Total Capital Expenditures	$998	$988	$(10)

*Amounts shown are midpoints of ranges provided.